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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      AGREEMENT by and between Annuity and Life Re (Holdings), Ltd. (the "Company") and John F. Burke (the "Executive") dated as of the 3rd day of April, 2003.

      WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the Company's President and Chief Executive Officer and to have the Executive become a member of the Board;

      WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

      WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

      1. Effective Date. The "Effective Date" shall mean February 28, 2003.

      2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary thereof (the "Initial Term"), provided that, commencing on February 28, 2006, the employment period shall be extended one year on each successive anniversary until, at any time on or after such date, the Company or the Executive delivers a written notice (a "Notice of Non-Renewal"), no later than ninety-days prior to the end of the then-current term to the other Party that the employment period shall expire at the end of the then-current term (the Initial Term as so extended, the "Employment Period").

      3. Terms of Employment.

            (a) Position and Duties. (i) During the Employment Period, (A) the Executive shall serve as the President and Chief Executive Officer of the Company and shall be responsible for the general management of the Company, with such authority, duties and responsibilities as are commensurate with such positions and as may be consistent with such positions (taking into account the duties and responsibilities of the non-executive Chairman of the Board, if any), reporting directly to the Board, and (B) the Executive's principal location of employment shall be at the principal headquarters of the Company; provided, that the Executive may be required under reasonable business circumstances to travel outside of such location in connection with


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performing his duties under this Agreement. In addition, the Company shall cause the Executive to be appointed as a member of the Board as of the Effective Date, and following such date, the Executive shall remain on the Board, subject to
Section 4(f), and shall perform his duties as a director of the Company conscientiously and faithfully.

                  (ii) The Executive agrees that during the Employment Period, he shall devote substantially all of his business time, energies and talents to serving as the Company's President and Chief Executive Officer, perform his duties conscientiously and faithfully subject to the reasonable and lawful directions of the Board, and in accordance with each of the Company's corporate governance and ethics guidelines, conflict of interests policies and code of conduct (collectively, the "Company Policies") applicable to all Company employees or senior executives generally and copies of which have been or will be provided to the Executive within a reasonable period of time following the adoption of the particular Company Policy. During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 8, to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not materially inhibit or interfere with the performance of the Executive's responsibilities as the President and Chief Executive Officer or as a director of the Company in accordance with this Agreement.

            (b) Compensation.

                  (i) Base Salary; Cost of Living Allowance. During the Employment Period, the Executive shall receive an annualized base salary ("Annual Base Salary") of not less than $500,000, payable pursuant to the Company's normal payroll practices. During the Employment Period, the current Annual Base Salary shall be reviewed for increase only (and once increased shall never be decreased) at such time as the salaries of senior officers of the Company are reviewed generally, provided that, the Executive's first such review shall occur no earlier than calendar year 2004. The Company will also pay the Executive a cost of living allowance for residing in Bermuda of $10,000 per month.

                  (ii) Annual Bonus. For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus ("Annual Bonus") based upon performance targets that are established as soon as practicable by mutual agreement between the Executive and the compensation committee of the Board, provided that, the Executive's target Annual Bonus shall be at least 50% of his Annual Base Salary (the "Target Bonus") and his maximum Annual Bonus shall be at least 150% of his Annual Base Salary.

                  (iii) Retirement Benefits.

                        (A) General. The Executive shall become a participant in any qualified or nonqualified retirement plans maintained by the Company.

                        (B) Certain Terminations During Initial Term. In the event that, prior to the end of the Initial Term, the Executive (i) resigns without Good Reason (as defined in Section 4(c)) or (ii) is terminated for Cause (as defined in Section 4(b)), the Executive


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shall not be entitled to receive any retirement benefits, and the Company shall not be obligated to pay such benefits to the Executive.

                  (iv) Restricted Share Award; Signing Bonus. Provided that Executive makes a timely election under Internal Revenue Code section 83(b) with respect to the award under this paragraph, he shall be paid a signing bonus of $100,000 upon filing such election. The Executive shall be granted on the date hereof 200,000 shares of restricted stock in the Company. The restriction for this grant will cover a three-year period from the date of the grant and the restriction will lapse with one-third of the restricted shares becoming unrestricted after each of the three years. Except as specifically set forth herein, the grant shall have the same terms and conditions as similar grants that have been made by the Company to senior executivies generally, as such terms are set forth in the grant agreement attached as Exhibit A.

                  (v) Stock Option Awards. On the date hereof, the Executive shall be granted options to purchase 250,000 shares of Common Stock under the Company's Initial Stock Option Plan (the "Plan") at $1.00 per share (the "Option"). Except as specifically set forth herein, the Options shall have the same terms and conditions as similar grants that have been made by the Company to senior executives generally, as such terms are set forth in the award agreement attached as Exhibit B.

                  (vi) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally.

                  (vii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the Company's policies, as may be in effect from time to time, for its senior executives generally.

                  (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Company's policies, as may be in effect from time to time, for its senior executives generally.

            (c) Other Entities. The Executive agrees to serve, without additional compensation, as an officer and director for each of the Company's subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment (collectively, the Company and such entities, the "Affiliated Group"), as determined by the Company, provided, that such service does not materially interfere with the Executive's performance of his duties and responsibilities as the President and Chief Executive Officer of the Company. As used in this Agreement, the term "affiliates" shall include any entity controlled by, controlling, or under common control with the Company.


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      4. Termination of Employment.

            (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician mutually selected by (i) the Company or its insurers and (ii) the Executive or the Executive's legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

            (b) Cause. The Company may terminate the Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                  (i) the Executive's willful and continued failure to substantially perform his duties under this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued after a written demand for substantial performance, signed by a duly authorized member of the Board, is delivered to the Executive, specifying the manner in which the Executive has failed to substantially perform; or

                  (ii) the Executive's willful engagement in any malfeasance, fraud, dishonesty or gross misconduct, each of which must (x) be in connection with his position as the President and Chief Executive Officer of the Company (or as a director of the Company or an officer or director of any member of the Affiliated Group) and (y) materially damage the Company economically or otherwise; or

                  (iii) the Executive's conviction of, or plea of guilty or nolo contendere to, a felony; or

                  (iv) the Executive's breach of Section 12(c) of this Agreement that materially damages or could reasonably be expected to materially damage the Company economically or otherwise; or

                  (v) the Executive's material breach of Section 8 or Section 12(b) of this Agreement.

For purposes of this provision, no act or failure to act on the part of the Executive shall be


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considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's act or omission was in the best interests of the Company. A termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after at least ten days' written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i),
(ii), (iii), (iv) or (v) above, and specifying the particulars thereof in detail.

            (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. If (x) an event or circumstance set forth in clauses
(i) through (viii) below shall have occurred and the Executive provides the Company with written notice thereof within a reasonable period of time after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 15 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above, the Executive shall be considered to have resigned for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of the Executive's express written consent (and except in consequence of a prior termination of the Executive's employment), the occurrence of any of the following:

                  (i) a reduction by the Company in the Executive's highest Annual Base Salary or a reduction in the Executive's Target Bonus as a percentage of the Executive's Annual Base Salary; or

                  (ii) the failure of the Executive to be appointed to any of the positions described in Section 3(a)(i) or his removal from any such position (other than pursuant to Section 4(g) or pursuant to a termination of the Executive's employment for death, Disability or Cause); or

                  (iii) a material diminution in the Executive's duties or responsibilities (other than as a result of the Executive's physical or mental incapacity) or the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive's position and status as the President and Chief Executive Officer of the Company; provided, however, that the Executive acknowledges that he will continue to serve as the Company's Chief Financial Officer until such time as the Board elects to retain another individual for such position and such individual has in fact been retained; or

                  (iv) a material change in the Executive's reporting relationship so that the Executive no longer reports solely to the Board in his positions as President and Chief Executive Officer; or

                  (v) a breach by the Company of any of its material obligations to the


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Executive under this Agreement; or

                  (vi) the Company requiring the Executive's principal location of employment to be at any office or location other than Bermuda (except to the extent agreed to or requested by the Executive); or

                  (vii) a breach by the Company of Section 10 or Section 12(a) of this Agreement; or

                  (viii) any failure by the Company to comply with and satisfy
Section 9(b) of this Agreement.

            (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party of such termination, (iii) if the Executive's employment is terminated by reason of death, the date of death of the Executive, (iv) if the Executive's employment is terminated by the Company due to Disability, the Disability Effective Date, or
(v) if the Executive's employment is terminated by the Executive or the Company as a result of a Notice of Non-Renewal, the second anniversary of such notice.

            (f) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all


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documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

            (g) Except in matters where Executive is individually a defendant or the subject of an investigation, following termination of his employment for any reason, in the event that Executive is requested by the Company to cooperate in any litigation or investigation regarding the Company, or is compelled to do so by any legal process, the Company shall pay Executive the sum of $2,500 for each day or portion of a day Executive performs any such services, to the extent permitted by applicable law.

      5. Obligations of the Company upon Termination.

            (a) Good Reason; Other Than for Cause. If, during the Employment Period, (1) the Company shall terminate the Executive's employment other than for Cause, death or Disability, (2) the Executive shall terminate employment for Good Reason:

                  (i) the Company shall pay to the Executive in a lump sum in cash within 30 days (except as specifically provided in Sections 5(a)(i)(A)(3)) after the Date of Termination the aggregate of the following amounts:

                  A. the sum of (1) the Executive's accrued but unpaid Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive's business expenses that are reimbursable pursuant to Section 3(b)(vii) but have not been reimbursed by the Company as of the Date of Termination, (3) the Executive's Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid); and

                  B. one year's Base Salary and full relocation back to any city in the United States;

                  (ii) any stock options, restricted stock, performance shares and any other stock-based long-term incentive compensation award held by the Executive (whether granted under this Agreement or otherwise) shall vest immediately (with option exercisability continuing until the first to occur of the fifth anniversary of the Date of Termination or the end of the scheduled option term)

The Parties agree that any amounts due under this Section 5(a) are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

            (b) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period (including by providing to the Company a Notice of Non-Renewal), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive an amount equal to the amount set forth in clauses (1) and


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(2) of Section 5(a)(i)(A) above and the timely payment or provision of the Other
Benefits, including any applicable life insurance benefits.

            (c) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the obligation to pay to the Executive's beneficiaries an amount equal to the amount set forth in clauses (1), (2) and
(3) of Section 5(a)(i)(A) above and the timely payment or provision of the Other Benefits, including any applicable life insurance benefits.

            (d) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive the Executive's Retiree Health Benefits, an amount equal to the amount set forth in clauses (1), (2) and
(3) of Section 5(a)(i)(A) above, and the timely payment or provision of Other Benefits, including any applicable disability benefits.

      6. Non-Exclusivity of Rights. Except as specifically provided otherwise, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company, or any of its subsidiaries for which the Executive is otherwise eligible, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

      7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. In the event of any dispute between the Company and the Executive under this Agreement during or after termination of the Executive's employment, the Company agrees to pay, to the full extent permitted by law, all professional fees, costs and expenses which the Executive may reasonably incur as a result of any such contest.

      8. Covenants.

            (a) Confidential Information. The Executive shall hold in a fiduciary capacity for benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research


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or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive's employment by the Affiliated Group that is not public knowledge (other than as a result of the Executive's violation of this Section 8(a)) ("Confidential Information"). For the purposes of this Section 8(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Affiliated Group, except with prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities as the President and Chief Executive Officer of the Company. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive's employment shall remain the sole property of the Company and/or the Affiliated Group, as applicable, and shall be turned over to the Company upon termination of the Executive's employment.

            (b) Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Restricted Period (as defined in this Section 8(b)), without the prior written consent of the Company, directly or indirectly, contact, solicit, recruit, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve months an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of any member of the Affiliated Group to cease their relationship with any member of the Affiliated Group for any reason, except for terminations of employment in the ordinary course of business. This
Section 8(b) shall not apply to recruitment of employees for the Affiliated Group and shall not apply to the Executive's personal administrative staff who perform secretarial-type functions. The "Restricted Period" shall mean the period of Executive's employment with the Company and its subsidiaries and the additional period ending on the second anniversary of the Date of Termination.


            (c) Remedies. The Executive acknowledges and agrees that the terms of Section 8: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to


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protect the legitimate interests of the Company and its subsidiaries, (iii)
impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive's breach of the provisions of Section 8 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company's eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of Section 8 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

      9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all or a substantial portion of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all or a substantial portion of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement within 15 days after such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. A breach of this Section 9(b) shall be deemed to be Good Reason under Section 4(c)(viii). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      10. Indemnification. The Company shall indemnify the Executive as an officer, director and employee of the Company and any member of the Affiliated Group and in the same amounts to the maximum extent permitted under the Company's by-laws and applicable law. The Company shall maintain directors' and officers' liability insurance coverage during the Executive's employment and thereafter for the duration of any period of limitations during which


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any action, if any, may be brought against the Executive for his service as an officer, director or employee of the Company and any member of the Affiliated Group and in the same amounts, and on the same terms and conditions as applicable to other former senior executives and directors of the Company.

      11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of New York, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:

      John F. Burke

      At the most recent address on file for the Executive at the Company.

      If to the Company:

      Annuity and Life Re (Holdings), Ltd.
      Cumberland House
      1 Victoria Street
      Hamilton, HM 11
      Bermuda

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's or the Company's failure to insist upon strict compliance


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with any provision of this Agreement or the failure to assert any right the
Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) From and after the Effective Date, this Agreement shall supersede any other employment, severance, retention or change-in-control agreement between the Parties with respect to the subject matter hereof excepting only any stock option or restricted stock agreements or awards whereunder the Executive is the optionee or shareholder.

      12. Representations. (a) The Company hereby represents and warrants to the Executive that it is fully authorized and empowered to enter into this Agreement and to perform its obligations hereunder and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

            (b) The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written that would be breached by the Executive's entering into, or performing services under, this Agreement by the Executive.

      (c) The Executive further represents that he has disclosed to the Company in writing all material (i) threatened claims that (x) are unresolved and still outstanding as of the Effective Date and (y) have been received by the Executive in writing during the 24 months prior to the Effective Date, (ii) existing claims, and (iii) pending claims, in each case, against him of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors which could be reasonably expected to be materially damaging to the Executive monetarily, reputationally or otherwise.

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.


                                                     /s/ John F. Burke
                                                     ---------------------------
                                                     John F. Burke


                                                     By: /s/ Robert M. Lichten
                                                        ------------------------
                                                     Name:    Robert M. Lichten
                                                     Title:   Director

                                    EXHIBIT A

                           RESTRICTED STOCK AGREEMENT

            This RESTRICTED STOCK AGREEMENT, dated as of the 3rd day of April, 2003 (the "Award Date"), is between Annuity and Life Re (Holdings), Ltd., a Bermuda corporation (the "Company"), and John F. Burke (the "Grantee"), an employee of the Company.

            The Company desires to award the Grantee shares of restricted stock as provided in this Agreement, in accordance with the provisions of the Annuity and Life Re (Holdings), Ltd. Restricted Stock Plan (the "Plan"), a copy of which has been provided to the Grantee;

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

            1. Grant of Award. The Company hereby awards to the Grantee a restricted stock award (the "Award") under the Plan for an aggregate of Two Hundred Thousand (200,000) common shares of the Company ("Common Shares"), subject to adjustment as provided by Section 8 of the Plan. The Award is in all respects limited and conditioned as provided in this Agreement and by the Plan. The Plan and Grantee's rights under the Plan may be amended from time to time. The terms of the Plan shall control in the event of any conflict with any other terms of this Restricted Stock Agreement.

            2. Vesting. Unless earlier terminated or vested in accordance with the provisions of the Plan, the Common Shares covered by the Award shall vest in Grantee in three equal annual installments commencing on the first anniversary of the Award Date.

            3. Stock Certificates. Certificates for Common Shares subject to the Award shall be registered in the Grantee's name (or, if the Grantee so requests, in the name of the Grantee and the Grantee's spouse, jointly with a right of survivorship) and shall be delivered to the Grantee as soon as practicable. With respect to shares in which the Grantee is not vested on the Award Date, the Grantee shall, immediately upon receipt thereof, deposit all certificates for such unvested Common Shares, together with a stock power executed in favor of the Company, with the Company. Certificates for such unvested Common Shares shall be held by the Company until the Grantee becomes vested in such Common Shares. The certificate may include a legend setting forth restrictions on transfer.

            4. Dividends; Rights as Shareholder in Unvested Common Shares. The Grantee shall be entitled to receive dividends on unvested Common Shares subject to the Award (if any), shall have the right to vote such unvested Common Shares, and shall have all other shareholder's rights in such unvested Common Shares, with the exception that (i) the Grantee shall not be entitled to delivery of the stock certificates until he or she becomes vested in the Common Shares and (ii) the Company shall retain custody of the certificates representing the unvested Common Shares until the Grantee becomes vested in such Common Shares, at which time such certificates shall be delivered to the Grantee. The Grantee's rights to such unvested Common Shares in the event the Grantee's employment with the Company (or any related company) is terminated shall be governed by the Plan, except as otherwise set forth in that certain Employment Agreement dated as of the date hereof by and between the Grantee and the Company.

            5. Transferability. The Grantee may not assign or transfer, in whole or in part, Common Shares subject to this Award in which the Grantee is not vested, other than by will or by the laws of descent and distribution.

            6. Withholding of Taxes. The obligation of the Company to deliver Common Shares upon vesting shall be subject to applicable tax withholding requirements. If the vesting of the Award is subject to the withholding requirements of applicable tax laws, the Grantee, subject to the provisions of the Plan and such additional withholding rules ("Withholding Rules") as shall be adopted by the Committee, may satisfy the withholding tax, in whole or in part, by electing to have the Company withhold Common Shares to the extent such shares are vested. Such Common Shares shall be valued, for this purpose, at their Fair Market Value (as defined in the Plan) on the date the Award is includible in income by the Grantee under applicable tax laws (the "Determination Date"). Such election must be made in compliance with and subject to the Withholding Rules, and the Company may limit the number of Common Shares withheld to the extent necessary to avoid adverse accounting consequences.

            7. Governing Law. This Restricted Stock Agreement shall be construed in accordance with, and its interpretation shall be governed by, applicable United States laws, and otherwise by Bermuda law (without reference to principles of conflict of laws).

            IN WITNESS WHEREOF, the Company has caused this Restricted Stock Agreement to be duly executed by its duly authorized officer, and the Grantee has hereunto set his hand, all on the day and year first above written.

                                        ANNUITY AND LIFE RE (HOLDINGS), LTD.


                                        By: /s/ Robert M. Lichten
                                           -------------------------------
                                        Name:    Robert M. Lichten
                                        Title:   Director

                                        GRANTEE:


                                        /s/ John F. Burke
                                        ----------------------------------
                                        John F. Burke

                                    EXHIBIT B

                                  April 3, 2003

Mr. John F. Burke
c/o Annuity and Life Re (Holdings), Ltd.
Cumberland House, 1 Victoria Street
Hamilton HM 11
Bermuda

Dear Jay:

I am pleased to inform you that on April 3, 2003, pursuant to the terms of the Annuity and Life Re (Holdings), Ltd. Initial Stock Option Plan (the "Plan"), you were granted options to purchase Two Hundred Fifty Thousand (250,000) common shares of Annuity and Life Re (Holdings), Ltd. (the "Company") at an exercise price of $1.00 per share. The exercise price for the options shall be payable in cash or its equivalent.

      The options herein granted will become exercisable as follows:

                    Date First Exercisable        Number of Shares
                    ----------------------        ----------------
                       April 3, 2004                    83,333
                       April 3, 2005                    83,333
                       April 3, 2006                    83,334

      Once the options become exercisable, they will remain exercisable until they are exercised or until they terminate. Unless earlier terminated pursuant to the terms of the Plan, all options herein granted shall terminate on April 3, 2013. Under certain conditions more specifically set forth in the Plan or in that certain Employment Agreement dated as of the date hereof by and between you and the Company, the time at which the options become exercisable may be accelerated.

      To the extent exercisable under the provisions of this letter agreement and the Plan, the options may be exercised from time to time by written notice to the Company of your election to exercise the options. Any such notice of exercise shall specify the number of common shares to be purchased by the exercise of the options and shall be accompanied by the purchase price for such common shares.

      Further terms governing the options granted to you herein are set forth in the Plan, which is incorporated by reference herein. In the event of any conflict between this letter agreement and the Plan, the Plan shall control.

      The options granted to you herein are intended to be non-qualified stock options. You are advised to consult with your tax advisor for the tax consequences of the grant of the options, exercise of the options and the sale of common shares purchased by exercise of the options.

      If you wish to accept the grant of the options as provided above and in the Plan, please so indicate by signing this letter in the space provided below. Upon signing the letter, you and the Company shall be legally bound hereby under Bermuda law.

                                      Very truly yours,

                                      ANNUITY AND LIFE RE (HOLDINGS), LTD.


                                      By: /s/ Robert M. Lichten
                                         -------------------------------------
                                      Name:    Robert M. Lichten, Director

Accepted and Agreed:


/s/ John F. Burke
----------------------------
John F. Burke